Exhibit 99.1

Five Prime Therapeutics Announces Fourth Quarter and Fiscal 2013 Financial Results

SOUTH SAN FRANCISCO, Calif., Mar. 25, 2014 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX) (Five Prime), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided a corporate update and reported financial results for the fourth quarter and year ended Dec. 31, 2013.

“2013 was a transformational year for Five Prime with many important milestones. In addition to our initial public offering and the announcement of key partnerships, we made considerable progress with our lead clinical candidates. Two arms of the Phase 1b study of FP-1039, an FGF ligand trap, are now enrolling with our partner GSK and the healthy volunteer dose escalation portion of our Phase 1 study of FPA008, an anti-CSF1 receptor antibody, is well underway,” said Lewis T. “Rusty” Williams, M.D., Ph.D., President and Chief Executive Officer of Five Prime. “Our accomplishments since the beginning of 2013, including the recently announced immuno-oncology collaboration with Bristol-Myers Squibb, highlight our strength in advancing new immunologic approaches to treating cancer and inflammatory diseases, both internally and in collaboration with leading pharmaceutical companies.”

2013 Business Highlights and Recent Developments

Pipeline:

•	GlaxoSmithKline (GSK) Initiated a Three-Arm Phase 1b Clinical Trial of FP-1039/GSK3052230. In Q4 2013, Five Prime’s collaborator, GSK, began dosing patients in Arms A and B of the Phase 1b clinical trial of FP-1039 in combination with first-line and second-line chemotherapy in patients with squamous non-small cell lung cancer with evidence of FGFR1 gene amplification. In February 2014, GSK initiated Arm C, testing FP-1039 in combination with first-line chemotherapy in patients with mesothelioma, a tumor associated with FGF-2 overexpression.

•	Initiated Phase 1 Clinical Trial for FPA008. In October 2013, Five Prime began, and has recently completed, testing single ascending doses of FPA008 in healthy volunteer subjects. In March 2014, Five Prime began testing multiple ascending doses of FPA008 in healthy volunteers in the second part of the trial. Five Prime has selected clinical trial sites in preparation for part three of the trial in rheumatoid arthritis patients. All three parts of the Phase 1 trial are randomized, blinded and placebo-controlled.

•	Advanced FPA144, a Monoclonal Antibody Against FGF Receptor 2b, Toward IND in Q4 2014. Results of GLP toxicology studies support continued advancement of FPA144 in gastric cancer patients with FGFR2 gene-amplified or FGFR2b overexpressing tumors.

Collaborations:

•	Entered into Collaboration Agreement with Bristol-Myers Squibb (BMS). In March 2014, Five Prime entered into a collaboration agreement with Bristol-Myers Squibb for the discovery, development and commercialization of immuno-oncology therapies directed toward targets identified in two undisclosed immune checkpoint pathways using Five Prime’s proprietary target discovery platform. Five Prime retains rights in all other cancer immunotherapy pathways.

•	GSK Exercised its Right to Further Evaluate Targets in Muscle Diseases. During 2013, GSK exercised rights and paid selection fees to further evaluate several protein therapeutic targets Five Prime discovered during its muscle diseases discovery collaboration.

•	Entered into Collaboration Agreement with UCB Pharma S.A. (UCB). In March 2013, Five Prime entered into a strategic collaboration agreement with UCB for the discovery of biologics targets and therapeutics in the areas of fibrosis-related inflammatory diseases and central nervous system disorders. This collaboration gives UCB exclusive access to Five Prime’s drug discovery platforms in up to five programs to identify new targets and disease mechanisms.

•	Entered into License Agreement with ADC Therapeutics Sarl (ADCT). In October 2013, Five Prime granted ADCT the right to develop and commercialize antibody-drug conjugates incorporating human monoclonal antibodies to an undisclosed protein target.

•	Entered into Research Collaboration Agreement with Adimab, LLC. In January 2014, Five Prime entered into a collaboration agreement with Adimab for the discovery and optimization of therapeutic monoclonal antibodies against Five Prime’s proprietary targets in cancer immunotherapy.

Finance:

•	Completed Initial Public Offering and NASDAQ Listing. In September 2013, Five Prime completed its initial public offering of common stock, raising gross proceeds of $71.8 million, before underwriting discounts, commissions and expenses, which included the sale of shares to the underwriters upon the full exercise of their over-allotment option.

•	Completed Public Offering of Common Stock. In February 2014, Five Prime completed an underwritten public offering of common stock, raising gross proceeds of $43.1 million, before underwriting discounts, commissions and expenses, which included the sale of shares to the underwriters upon the full exercise of their over-allotment option.

Summary of Financial Results and Guidance

•	Cash Position. Cash, cash equivalents and marketable securities totaled $75.7 million at December 31, 2013, compared to $38.0 million on December 31, 2012. This increase was primarily driven by Five Prime’s initial public offering in September 2013. Subsequent to the end of 2013, Five Prime raised gross proceeds of $43.1 million in a public offering of common stock, received $21 million from BMS’s purchase of common stock and expects to receive the $20 million upfront payment from BMS in April.

•	Revenue. Collaboration revenue for the fourth quarter of 2013 increased 29 percent to $3.8 million from $2.9 million in the fourth quarter of 2012. This increase was primarily attributed to revenue earned under the fibrosis and CNS collaboration with UCB entered into in March 2013. Full year 2013 collaboration revenue was $13.8 million, up 38 percent from $10.0 million in 2012. This increase was primarily attributed to revenue earned under the fibrosis and CNS collaboration with UCB and full year revenue earned under the respiratory diseases collaboration with Glaxo Group Limited entered into in April 2012.

•	R&D Expenses. Research and development expenses for the fourth quarter of 2013 increased by 8 percent to $8.1 million from $7.5 million in the fourth quarter of 2012. Full year 2013 research and development expenses were $32.8 million, up 14 percent from $28.8 million in 2012. This increase was primarily due to the advancement of FPA008 into Phase 1 clinical development.

•	G&A Expenses. General and administrative expenses for the fourth quarter of 2013 increased by 32 percent to $3.0 million from $2.3 million in the fourth quarter of 2012. This increase was primarily due to public company-related expenses. Full year 2013 general and administrative expenses were $10.4 million, up 16 percent from $9.0 million in 2012. This increase was primarily due to activities related to preparing to become a public company, public company-related expenses, a $0.3 million increase in stock-based compensation and intellectual property-related legal fees.

•	Net Loss. Net loss for the fourth quarter of 2013 was $7.3 million, or $0.43 per basic and diluted share, compared to a net loss of $6.8 million, or $5.59 per basic and diluted share, for the fourth quarter of 2012. Full year 2013 net loss was $28.9 million, or $5.23 per basic and diluted share, compared to a net loss of $27.6 million, or $23.05 per basic and diluted share. This increase in net loss was primarily due to the advancement of FPA008 into Phase 1 clinical development.

End-of-Year Guidance. Five Prime expects full-year 2014 net cash used in operating activities to be less than $30 million. Five Prime also estimates ending 2014 with at least $100 million in cash, cash equivalents and marketable securities and expects to have cash to fund operations for at least 24 months, without entering into any additional collaboration agreements, receiving any future milestone payments or undertaking any additional financings.

Upcoming Milestones

•	FP-1039/GSK3052230. Five Prime anticipates reporting preliminary data from the dose escalation portion of Arms A and B in the Phase 1b clinical trial conducted by GSK by the end of 2014.

•	FPA008. Five Prime expects to complete dosing of healthy volunteers in the multiple-ascending dose part of the Phase 1 clinical trial of FPA008 in the second half of 2014 and progress to dosing in patients with active rheumatoid arthritis by the end of 2014. Five Prime plans to report preliminary healthy volunteer data by the end of 2014.

•	FPA144. Five Prime is completing technology transfer activities to a third-party contract manufacturer to support an IND submission and the start of a Phase 1 clinical trial of FPA144 by the end of 2014. The Phase 1 trial will initially enroll unselected patients with solid tumors and will subsequently enroll selected gastric cancer patients with FGFR2 gene-amplified or FGFR2b overexpressing tumors.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 5 p.m. (ET) / 2p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 15706404. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com.

An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime

Five Prime Therapeutics, Inc. is a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases. Five Prime has leveraged its comprehensive library of human extracellular proteins and its proprietary high-throughput screening technologies to produce new targets for protein therapeutics to be advanced by partners or in the company’s internal pipeline.

FP-1039 (GSK3052230) is a fibroblast growth factor (FGF) ligand trap being developed in collaboration with GlaxoSmithKline to treat multiple solid tumors. A global, multi-arm Phase 1b study of FP-1039 in combination with standard chemotherapy in FGFR1 gene-amplified squamous non-small cell lung cancer (NSCLC) and mesothelioma is underway. FPA008, a monoclonal antibody that inhibits colony stimulating factor-1 receptor (CSF1R) activation and is being developed to treat rheumatoid arthritis, is in a Phase 1 trial currently enrolling. FPA144 is a monoclonal antibody that blocks signaling through fibroblast growth factor receptor 2b (FGFR2b) and is glyco-engineered for enhanced antibody-dependent cytotoxicity. For more information please see: www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about (i) the timing of initiation, progress and scope of clinical trials for Five Prime’s product candidates; (ii) the reporting of clinical data regarding Five Prime’s product candidates; (iii) Five Prime’s full-year 2014 net cash used in operating activities; (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2014; and (v) the period during which FivePrime expects to be able to fund operations. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Five Prime’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Five Prime Therapeutics, Inc.

Selected Balance Sheets Data

(In Thousands)

	December 31, 2013	December 31, 2012
Cash, cash equivalents and marketable securities	$75,722	$38,015
Total assets	81,791	44,091
Total current liabilities	5,910	5,586
Deferred revenue (in total, including short term portion)	15,036	14,756
Convertible preferred stock	–	136,282
Total stockholders’ equity (deficit)	58,026	(115,878)

Five Prime Therapeutics, Inc.

Statements of Operations Data

(In Thousands Except Per Share Amounts)

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2013	2012	2013	2012
Collaboration revenue	$3,785	$2,924	$13,791	$9,983
Operating expenses:
Research and development	8,077	7,478	32,785	28,778
General and administrative	3,042	2,313	10,427	9,009

Total operating expenses	11,119	9,791	43,212	37,787
Loss from operations	(7,334)	(6,867)	(29,421)	(27,804)
Interest and other income, net	17	54	549	209

Net loss	$(7,317)	$(6,813)	$(28,872)	$(27,595)

Basic and diluted net loss per common share	$(0.43)	$(5.59)	$(5.23)	$(23.05)

Shares used to compute basic and diluted net loss per common share	16,835	1,218	5,523	1,197